Exhibit 3.356

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

INSIGHT MIDWEST, L.P.

(A Delaware Limited Partnership)

This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF INSIGHT MIDWEST, L.P., A DELAWARE LIMITED PARTNERSHIP (this “Agreement”) is entered into as of May 18, 2016 by and between Insight Communications Company, L.P., a Delaware limited partnership as the general partner (the “General Partner”), and ICI Holdings, LLC, a Delaware limited liability company as the limited partner (each, a “Partner” or collectively, the “Partners”), as the partners of Insight Midwest, L.P., a Delaware limited partnership (the “Partnership”).

WITNESSETH:

WHEREAS, the Partnership was formed as a Delaware limited partnership pursuant to a Certificate of Limited Partnership (the “Certificate of Limited Partnership”) filed in the office of the Secretary of State of the State of Delaware;

WHEREAS, the Partners desire to continue the Partnership as a limited partnership under the Delaware Revised Limited Partnership Act, 6 Del. C. § 17-101 et seq., as amended from time to time (the “Act”), and to amend and restate any and all prior limited partnership agreements of the Partnership as follows:

SECTION 1. General.

(a) Effective as of the date and time of filing of the Certificate of Limited Partnership in the office of the Secretary of State of the State of Delaware, the Partnership was formed as a limited partnership under the Act. Except as expressly provided herein, the rights and obligations of the Partners in connection with the regulation and management of the Partnership shall be governed by the Act.

(b) The name of the Partnership shall be “Insight Midwest, L.P.” The business of the Partnership shall be conducted under such name or any other name or names that the General Partner(s) shall determine from time to time.

(c) The Partnership shall continuously maintain an office and registered Agent in the State of Delaware as required by the Act. The registered agent shall be as stated in the Certificate of Limited Partnership or as otherwise determined by the General Partner(s). The registered office or registered agent of the Partnership may be changed from time to time by the General Partner(s).

(d) The principal place of business of the Partnership shall be at 12444 Powerscourt Drive, Suite 400, St. Louis, MO 63131. At any time, the General Partner(s) may change the location of the Partnership’s principal place of business.

(e) The term of the Partnership commenced on the date of the filing of the Certificate of Limited Partnership in the office of the Secretary of State of the State of Delaware and will continue and have perpetual existence until dissolved and its affairs wound up in accordance with the provisions of this Agreement.

(f) The General Partner(s) shall cause the Partnership to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Partnership transacts business in which such qualification, formation or registration is required or desirable. The General Partner(s) shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Partnership to qualify to do business in a jurisdiction in which the Partnership may wish to conduct business.

SECTION 2. Purposes. The Partnership was formed for the object and purpose of, and the nature of the business to be conducted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing.

SECTION 3. Powers. The Partnership shall have all powers necessary, appropriate or incidental to the accomplishment of its purposes and all other powers conferred upon a limited partnership pursuant to the Act.

SECTION 4. Management.

(a) Management by General Partner(s). Each person or entity shown on Schedule A as holding a General Partner interest shall be a General Partner of the Partnership. Except as otherwise required by applicable law and as provided below with respect to the Board of Directors, the powers of the Partnership shall at all times be exercised by or under the authority of, and the business, property and affairs of the Partnership shall be managed by, or under the direction of, the General Partner(s).

The General Partner(s) shall be authorized to elect, remove or replace directors and officers of the Partnership, who shall have such authority with respect to the management of the business and affairs of the Partnership as set forth herein or as otherwise specified by the General Partner(s) in the resolution or resolutions pursuant to which such directors or officers were elected.

The General Partner(s) shall have the authority to convert the Partnership into a limited liability company and to take all actions necessary, convenient, desirable or incidental to such conversion.

Except as otherwise required by applicable law, each General Partner shall be authorized to execute or endorse any check, draft, evidence of indebtedness, instrument, obligation, note, mortgage, contract, agreement, certificate or other document on behalf of the Partnership.

No annual or regular meetings of the General Partner(s) or the Partners are required. The General Partner(s) may, by written consent, take any action which it is otherwise required or permitted to take at a meeting.

(b) Board of Directors.

(i) Notwithstanding paragraph (a) above, the General Partner(s) may delegate its power to manage the business of the Partnership to a Board of Directors (the “Board”) which, subject to the limitations set forth below, shall have the authority to exercise all such powers of the Partnership and do all such lawful acts and things as may be done by a general partner of a limited partnership under the Act and as are not by statute, by the Certificate, or by this Agreement directed or required to be exercised or done by the General Partner(s). The rights and duties of the members of the Board may not be assigned or delegated to any person or entity.

(ii) Except as otherwise provided herein, members of the Board shall possess and may exercise all the powers and privileges and shall have all of the obligations and duties to the Partnership and the Partners granted to or imposed on directors of a corporation organized under the laws of the State of Delaware.

(iii) The number of directors shall initially be one (4), which number may be changed from time to time by the General Partner(s). The initial directors shall be Richard R. Dykhouse, Charles Fisher, Thomas E. Proost and Daniel J. Bollinger.

(iv) Each director shall be appointed by the General Partner(s) and shall serve in such capacity until the earlier of his resignation, removal or replacement by the General Partner(s).

(v) No director shall be entitled to any compensation for serving as a director. No fee shall be paid to any director for attendance at any meeting of the Board; provided, however, that the Partnership may reimburse directors for the actual reasonable costs incurred in such attendance.

(c) Consent Required. The affirmative vote, approval, consent or ratification of the General Partner(s) shall be required to:

(i) alter the primary purposes of the Partnership as set forth in Section 2;

(ii) issue partnership interests in the Partnership to any person or admit any person as a Partner;

(iii) do any act in contravention of this Agreement or any resolution of the Partners, or cause the Partnership to engage in any business not authorized by the Certificate or the terms of this Agreement or that would make it impossible to carry on the usual course of business of the Partnership;

(iv) enter into or amend any agreement which provides for the management of the business or affairs of the Partnership by a person other than the General Partner(s);

(v) change or reorganize the Partnership into any other legal form;

(vi) amend this Agreement;

(vii) approve a merger or consolidation with another entity;

(viii) sell all or substantially all of the assets of the Partnership;

(ix) change the status of the Partnership from one in which management is vested in the General Partner(s) to one in which management is vested in any other person or entity, other than as may be delegated to the Board and the officers hereunder;

(x) possess any Partnership property or assign the rights of the Partnership in specific Partnership property for other than a Partnership purpose;

(xi) operate the Partnership in such a manner that the Partnership becomes an “investment company” for purposes of the Investment Company Act of 1940;

(xii) except as otherwise provided or contemplated herein, enter into any agreement to acquire property or services from any person who is a director or officer;

(xiii) settle any litigation or arbitration with any third party, any Partner, or any affiliate of any Partner, except for any litigation or arbitration brought or defended in the ordinary course of business where the present value of the total settlement amount or damages will not exceed Five Million Dollars ($5,000,000);

(xiv) materially change any of the tax reporting positions or elections of the Partnership;

(xv) make or commit to any expenditures which, individually or in the aggregate, exceed or are reasonably expected to exceed the Partnership’s total budget (as approved by the General Partner(s)) by the greater of 5% of such budget or Five Million Dollars ($5,000,000); or

(xvi) make or incur any secured or unsecured indebtedness which individually or in the aggregate exceeds Five Million Dollars ($5,000,000), provided that this restriction shall not apply to (i) any refinancing of or amendment to existing indebtedness which does not increase total borrowing, (ii) any indebtedness to (or guarantee of indebtedness of) any company controlled by or under common control with the Partnership (“Intercompany Indebtedness”), (iii) the pledge of any assets to support any otherwise permissible indebtedness of the Partnership or any Intercompany Indebtedness or (iv) indebtedness necessary to finance a transaction or purchase approved by the General Partner(s).

(d) Board of Director Meetings.

(i) Regular Meetings. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board, but not less often than annually.

(ii) Special Meetings. Special meetings of the Board may be called by the president or any member of the Board on twenty-four (24) hours’ notice to each director; special meetings shall be called by the president or secretary in like manner and on like notice on the written request of Partners holding a majority of the partnership interests held by all Partners. Notice of a special meeting may be given by facsimile.

(iii) Telephonic Meetings. Members of the Board may participate in any regular or special meeting of the Board, by means of conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section 4(d)(iii) will constitute presence in person at such meeting.

(iv) Quorum. Subject to the provisions of Section 4(c), at all meetings of the Board, a majority of the directors shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate or this Agreement. If a quorum is not present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time until a quorum shall be present. Notice of such adjournment shall be given to any director not present at such meeting.

(v) Action Without Meeting. Unless otherwise restricted by the Certificate or this Agreement, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all members of the Board consent thereto in writing and such written consent is filed with the minutes of proceedings of the Board.

(e) Board’s Duty of Care. The Board’s duty of care in the discharge of its duties to the Partnership and the Partners is limited to discharging its duties pursuant to this Agreement in good faith, with the care a corporate director of like position would exercise under similar circumstances, in the manner it reasonably believes to be in the best interests of the Partnership. In discharging its duties, the Board shall not be liable to the Partnership or to any Partner for any mistake or error in judgment or for any act or omission believed in good faith to be within the scope of authority conferred by this Agreement or approved by the General Partner(s).

SECTION 5. Officers.

(a) Officers. The officers shall be a President, a Treasurer and a Secretary, and such other additional officers, including a Chairman of the Board, Vice Presidents, Assistant Secretaries and Assistant Treasurers as the Board, the General Partner(s) or the President may from time to time elect. Any two or more offices may be held by the same individual. The prior officers of the Partnership are hereby removed and the officers of the Partnership shall be as set forth on Schedule A hereto (as such Exhibit may be amended by the written consent of the General Partner(s)).

(b) Election and Term. The President, Treasurer and Secretary shall be elected by and shall hold office at the pleasure of the Board or the General Partner(s). The Board, the General Partner(s) or the President may elect such other officers and agents as it shall deem desirable, who shall hold office at the pleasure of the Board, the General Partner(s) or the President, and who shall have such authority and shall perform such duties as from time to time shall be prescribed by the Board, the General Partner(s) or the President.

(c) Removal. Any officer may be removed by the affirmative vote of the General Partner(s) or the affirmative vote of at least a majority of the directors then in office, with or without cause, for any reason or for no reason. Any officer other than the President, the Treasurer or the Secretary may be removed by the President, with or without cause, for any reason or for no reason.

(d) Duties and Authority of Officers.

(i) President. The President shall be the chief executive officer and (if no other person has been appointed as such) the chief operating officer of the Partnership; shall preside at all meetings of the Partners and directors; shall have general supervision and active management of the business and finances of the Partnership; shall see that all orders and resolutions of the Board or the General Partner(s) are carried into effect; subject, however, to the right of the directors to delegate any specific powers to any other officer or officers. In the absence of direction by the Board or the General Partner(s) to the contrary, the President shall have the power to vote all securities held by the Partnership and to issue proxies therefor. In the absence or disability of the President, any Chairman (if any) or, if there is no Chairman, the most senior available officer appointed by the Board or the General Partner(s) shall perform the duties and exercise the powers of the President with the same force and effect as if performed by the President, and shall be subject to all restrictions imposed upon him.

(ii) Vice President. Each Vice President, if any, shall perform such duties as shall be assigned to him or her and shall exercise such powers as may be granted to him or her by the General Partner(s), the Board or by the President of the Partnership. In the absence of direction by the Board, the General Partner(s) or the President to the contrary, any Senior Vice President shall have the power to vote all securities held by the Partnership and to issue proxies therefor.

(iii) The Secretary. The Secretary shall give, or cause to be given, a notice as required of all meetings of the Partners and of the Board. The Secretary shall keep or cause to be kept, at the principal executive office of the Partnership or such other place as the Board may direct, a book of minutes of all meetings and actions of Directors and Partners. The minutes shall show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the names of those present at directors’ meetings, the number of units present or represented at Partners’ meetings, and the proceedings thereof. The Secretary shall perform such other duties as may be prescribed from time to time by the General Partner(s) or the Board.

(iv) The Treasurer. The Treasurer shall have custody of the Partnership funds and securities and shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books of the Partnership to be maintained for such purpose; shall deposit all moneys and other valuable effects of the Partnership in the name and to the credit of the Partnership in depositories designated by the General Partner(s) or the Board; and shall disburse the funds of the Partnership as may be ordered by the General Partner(s) or the Board.

SECTION 6. Partners.

(a) The Partners of the Partnership shall be set forth on Schedule B hereto. Other persons or entities may be admitted as Partners from time to time pursuant to the provisions of this Agreement.

(b) No limited partner shall be liable for the debts, liabilities and obligations of the Partnership, including any debts, liabilities and obligations under a judgment, decree or order of a court.

(c) Neither a Partner nor any of its affiliates, partners, members, directors, managers, officers or employees shall be expressly or impliedly restricted or prohibited by virtue of this Agreement or the relationships created hereby from engaging in other activities or business ventures of any kind or character whatsoever. Except as otherwise agreed in writing, each Partner and its affiliates, partners, members, directors, managers, officers and employees shall have the right to conduct, or to possess a direct or indirect ownership interest in, activities and business ventures of every type and description, including activities and business ventures in direct competition with the Partnership.

SECTION 7. Distributions. The Partnership may from time to time distribute to the Partners such amounts in cash and other assets as shall be determined by the General Partner(s). Each such distribution, other than liquidating distributions, shall be divided among the Partners in accordance with their number of partnership units (as set forth in Schedule B). Liquidating distributions shall be divided among the Partners in accordance with their positive capital account balances (capital accounts shall be maintained in accordance with Treasury Regulation § 1.704-1(b)(2)(iv)), and such liquidating distributions shall be made by the end of the Partnership’s taxable year in which the Partnership is liquidated or, if later, within ninety (90) days after the date of such liquidation.

SECTION 8. Allocations.

(a) Subject to Section 8(b), the profits and losses of the Partnership shall be allocated to the Partners in accordance with their number of partnership units (as set forth in Schedule B).

(b) All allocations of Partnership income, gain, loss, deductions, and other items shall be made in accordance with the applicable requirements of Section 704 of the Internal Revenue Code and the Treasury Regulations thereunder, including without limitation the requirements necessary to satisfy the alternate test for economic effect under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). Accordingly, (i) an allocation shall be made only to the extent it does not cause or increase a deficit balance in a Partner’s capital account (in excess of any limited dollar amount of such deficit balance that such Partner is obligated or deemed obligated to restore) as of the end of the Partnership’s taxable year to which such allocation relates (in determining the extent to which this clause (i) is satisfied, such Partner’s capital account shall be reduced for the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) and otherwise adjusted as provided in the Regulations related thereto), and (ii) a Partner who unexpectedly receives an adjustment, allocation, or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) shall be allocated items of income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit balance as quickly as possible. The limitations and allocations described in the preceding sentence (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deductions. Therefore, notwithstanding any other provisions of this Section 8 (other than the Regulatory Allocations), the General Partner(s) shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, a Partner’s capital account balance is, to the extent possible, equal to the capital account balance such Partner would have had if the Regulatory Allocations were not part of this agreement and all Partnership items were allocated pursuant to Section 8(a).

SECTION 9. Dissolution; Winding Up.

(a) The Partnership shall be dissolved upon (i) the adoption of a plan of dissolution by the General Partner(s) or (ii) the occurrence of any event required to cause the dissolution of the Partnership under the Act.

(b) Any dissolution of the Partnership shall be effective as of the date on which the event occurs giving rise to such dissolution, but the Partnership shall not terminate unless and until all its affairs have been wound up and its assets distributed in accordance with the provisions of the Act.

(c) Upon dissolution of the Partnership, the Partnership shall continue solely for the purposes of winding up its business and affairs as soon as reasonably practicable. Promptly after the dissolution of the Partnership, the General Partner(s) shall immediately commence to wind up the affairs of the Partnership in accordance with the provisions of this Agreement and the Act. In winding up the business and affairs of the Partnership, the General Partner(s) may take any and all actions that it determines in its sole discretion to be in the best interests of the Partners, including, but not limited to, any actions relating to (i) causing written notice by registered or certified mail of the Partnership’s intention to dissolve to be mailed to each known creditor of and claimant against the Partnership, (ii) the payment, settlement or compromise of existing claims against the Partnership, (iii) the making of reasonable provisions for payment of contingent claims against the Partnership and (iv) the sale or disposition of the properties and assets of the Partnership. It is expressly understood and agreed that a reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the satisfaction of claims against the Partnership so as to enable the General Partner(s) to minimize the losses that may result from a liquidation.

SECTION 10. Transfer. No Partner shall transfer (whether by sale, assignment, gift, pledge, hypothecation, mortgage, exchange or otherwise) all or any part of his, her or its partnership interest in the Partnership to any other person or entity without the prior written consent of each of the other Partners; provided, however, that this Section 10 shall not restrict the ability of any Partner to transfer (at any time) all or a portion of its partnership interest in the Partnership to another Partner or its affiliates. Upon the transfer of a Partner’s partnership interest, the General Partner(s) shall provide notice of such transfer to each of the other Partners and shall amend Schedule A hereto to reflect the transfer.

SECTION 11. Admission of Additional Partners. The admission of additional partners to the Partnership shall be accomplished by the amendment of this Agreement.

SECTION 12. Tax Matters. As of the date of this Agreement, the Partnership is a disregarded entity for U.S. federal income tax purposes. So long as the Partnership is a single-owner entity for U.S. federal income tax purposes, it is intended that for U.S. federal income tax purposes the Partnership be disregarded as an entity separate from its owner and its activities be treated as a division of such owner. In the event that the Partnership has two or more partners for U.S. federal income tax purposes, it is intended that (i) the Partnership shall be treated as a partnership for U.S. federal income tax purposes, and the Partners shall not take any position or make any election, in a tax return or otherwise, inconsistent therewith and (ii) this Agreement will be amended to provide for appropriate book and tax allocations pursuant to subchapter K of the Internal Revenue Code of 1986, as amended.

SECTION 13. Exculpation and Indemnification.

(a) Neither the Partners, the directors, their affiliates, nor any person who at any time shall serve, or shall have served, as a director, officer, employee or other agent of any Partner or any such affiliate and who, in such capacity, shall engage, or shall have engaged, in activities on behalf of the Partnership (a “Specified Agent”) shall be liable, in damages or otherwise, to the Partnership or to any Partner for, and neither the Partnership nor any Partner shall take any action against such Partners, their affiliates or any Specified Agent, in respect of any loss which arises out of any acts or omissions performed or omitted by it pursuant to the authority granted by this Agreement, or otherwise performed on behalf of the Partnership, if such Partner, such affiliate, or such Specified Agent, as applicable, in good faith, determined that such course of conduct was in the best interests of the Partnership. Each Partner shall look solely to the assets of the Partnership for return of his, her or its investment, and if the property of the Partnership remaining after the discharge of the debts and liabilities of the Partnership is insufficient to return such investment, each Partner shall have no recourse against the Partnership, the other Partners or their affiliates, except as expressly provided herein; provided, however, that the foregoing shall not relieve any Partner of any fiduciary duty or duty of fair dealing to the other Partners that it may have under applicable law.

(b) In any threatened, pending or completed claim, action, suit or proceeding to which a Partner, any of such Partner’s affiliates, or any Specified Agent was or is a party or is threatened to be made a party by reason of the fact that such person or entity is or was engaged in activities on behalf of the Partnership, including without limitation any action or proceeding brought under the Securities Act of 1933, as amended, against a Partner, any of such Partner’s affiliates, or any Specified Agent relating to the Partnership, the Partnership shall indemnify and hold harmless the Partners, any such affiliates, and any such Specified Agents against losses, damages, expenses (including attorneys’ fees), judgments and amounts paid in settlement actually and reasonably incurred by or in connection with such claim, action, suit or proceeding; provided, however, that none of the Partners, any of their affiliates or any Specified Agent shall be indemnified for actions constituting bad faith, willful misconduct, or fraud. Any act or omission by any Partner, any of such Partner’s affiliates or any Specified Agent, if done in reliance upon the opinion of independent legal counsel or public accountants selected with reasonable care by such Partner, such affiliate or such Specified Agent, as applicable, shall not constitute bad faith, willful misconduct, or fraud on the part of such Partner, affiliate or Specified Agent.

(c) The termination of any claim, action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that any act or failure to act by a Partner, such Partner’s affiliate or any Specified Agent constituted bad faith, willful misconduct or fraud under this Agreement.

(d) Any such indemnification under this Section 13 shall be recoverable only out of the assets of the Partnership and not from the Partners.

SECTION 14. Miscellaneous.

(a) If the General Partner(s), the Board or any officer of the Partnership executes a written consent or approval or otherwise takes an action on behalf of the Partnership prior to such person or entity’s appointment by or as set forth in this Agreement, then such consent, approval or action shall be effective and binding on the Partnership so long as the effective date or time of such consent, approval or action is after the date or time on which such person has been appointed in the manner set forth in this Agreement.

(b) A Partner’s partnership interest may be evidenced by a certificate of partnership interest in such form as the General Partner(s) may approve.

(c) The terms and provisions set forth in this Agreement may be amended, and compliance with any term or provision set forth herein may be waived, only by a written instrument executed by each Partner. No failure or delay on the part of any Partner in exercising any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

(d) This Agreement shall be binding upon and inure to the benefit of the Partners and their respective successors and assigns.

(e) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction.

(f) In the event that any provision contained in this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provision hereof.

(g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Partners have executed this Agreement, effective as of the date first written above.

INSIGHT COMMUNICATIONS COMPANY, L.P.

By:	/s/ Thomas E. Proost
	Name:	Thomas E. Proost
	Title:	Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary

ICI HOLDINGS, LLC

By:	/s/ Thomas E. Proost
	Name:	Thomas E. Proost
	Title:	Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary

[Signature Page to LP Agreement of Insight Midwest, L.P.]

SCHEDULE A

Name	Title

Thomas M. Rutledge	President and Chief Executive Officer

Christopher L. Winfrey	Executive Vice President and Chief Financial Officer

John Bickham	Executive Vice President, Chief Operating Officer

Phil Meeks	Executive Vice President, Business Enterprise Services

Don Detampel	Executive Vice President and President, Commercial Services

Richard R. Dykhouse	Executive Vice President, General Counsel and Corporate Secretary

Jonathan Hargis	Executive Vice President, Chief Marketing Officer

Thomas Adams	Executive Vice President, Field Operations

James Blackley	Executive Vice President, Engineering and Information Technology

Catherine C. Bohigian	Executive Vice President, Government Affairs

Richard J. DiGeronimo	Executive Vice President, Product and Strategy

David Kline	Executive Vice President, Advertising Sales

Paul Marchand	Executive Vice President, Human Resources

Kathleen Mayo	Executive Vice President, Customer Operations

James Nuzzo	Executive Vice President, Business Planning

David Scott Weber	Executive Vice President, Network Operations

Kevin D. Howard	Senior Vice President, Finance, Controller, Chief Accounting Officer

Thomas B. Anema	Senior Vice President, Commercial Finance

Paul Baccellieri	Senior Vice President, Financial Planning and Analysis

Rocky Boler	Senior Vice President, Customer Care

Jay E. Carlson	Senior Vice President, Chief Information Officer

Kathleen A. Carrington	Senior Vice President, Corporate Services

Thomas M. Degnan	Senior Vice President, Finance and Corporate Treasurer

Alexander Dudley	Senior Vice President, Communications

Lawrence N. Eleftheri	Senior Vice President, Media Sales

Adam Falk	Senior Vice President, State Government Affairs

Charlotte Field	Senior Vice President, Application Platform Ops

Charles Fisher	Senior Vice President, Corporate Finance

James M. Heneghan	President, Charter Media

Alexander Dennis Hoehn-Saric	Senior Vice President, Government Affairs

Name	Title

Robert Klippel	Senior Vice President, Advanced Advertising Products

Joseph Leonard	Senior Vice President, Marketing and Creative Strategy

James F. McGann, Jr.	Senior Vice President, Charter Business

Frederick J Pappalardo	Senior Vice President, Business Planning

Abigail T. Pfeiffer	Senior Vice President, Human Resources

Donald Poulter	Senior Vice President, Commercial Operations

Thomas E. Proost	Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary

Jodi Robinson	Senior Vice President, UX Design and Development

Jay Rolls	Senior Vice President, Chief Technology Officer

Gary Schanman	Senior Vice President, Video Products

Ernest Richard Schultz	Senior Vice President, Sales and Retention

Allan Singer	Senior Vice President, Programming

Daniel J. Bollinger	Vice President, Associate General Counsel, and Assistant Corporate Secretary

Alan Jones	Vice President, Tax

Meredith Garwood	Group Vice President, Tax

David A. Christman	Senior Vice President

William F. Osbourn	Senior Vice President & Controller

Matthew Siegel	Senior Vice President

Michael W. Quinn	Group Vice President

Meredith Garwood	Assistant Treasurer

Tom Harding	Vice President & Assistant Treasurer

Susan A. Waxenberg	Assistant Secretary

In addition to the foregoing officers, officers of the Partnership immediately prior to the date hereof with the titles of senior vice president or below shall remain as officers of the Partnership in such capacities.

SCHEDULE B

Partner Name	Number and Type of Units

Insight Communications Company, L.P.	99.8 general partner

ICI Holdings, LLC	0.2 limited partner